Exhibit 99.1
News Release
Corporate Offices
35 Vantage Point Drive, Rochester, New York 14624
Telephone: 585-352-7777 Fax: 585-352-7788

Contact:

Charles P. Hadeed, President and COO	Van Negris/Lexi Terrero
Transcat, Inc.	Van Negris & Company, Inc.
585-352-7777	212-759-0290
FOR IMMEDIATE RELEASE
Transcat Promotes Charles P. Hadeed to President;
John Zimmer Joins Transcat as Chief Financial Officer
ROCHESTER, NY – May 23, 2006 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, is pleased to announce that Charles P. Hadeed has been promoted to President, in addition to his position as Chief Operating Officer. The announcement was made by Carl E. Sassano, who continues as Chairman of the Board and Chief Executive Officer.
Mr. Sassano stated: “I am very pleased to announce the promotion of Charles P. Hadeed to President of Transcat. He is a terrific executive with a superb record of accomplishment. In addition to his superb financial management expertise, Charlie has brought outstanding business management and leadership skills to Transcat over the past four years.
“He led the effort to refinance the company, built an accurate financial planning and reporting process, established a strong control environment, and had responsibility for laboratory operations. Charlie’s efforts over the past year and a half have provided strategic direction and improved customer service and operational performance in our calibration laboratories. He has been the driver behind our recent acquisition of NWCI Calibration Inspection and is championing the integration process.
“Importantly, he shares Transcat’s vision and strategic direction and our commitment to outstanding service and quality. He will continue working closely with me and with the rest of our management team to help our company achieve long-term, sustainable profitability and growth.”
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Transcat, Inc.
May 23, 2006
Page Two
Charles P. Hadeed, 56, brings over 30 years of financial and strategic leadership experience to Transcat, serving as Chief Operating Officer, Vice President of Finance and Chief Financial Officer. Prior to joining the Company, he was Vice President-Healthcare Ventures Group with Henry Schein Inc.; Group Vice President-Operations at Del Laboratories Inc., and in various executive positions, including Vice President-Global Lens Care Operations, President-Oral Care Division, Vice President-Operations-Personal Products Division and Vice President/Controller-Personal Products Division, during his 20-year career at Bausch & Lomb, Inc. Mr. Hadeed earned a B.S. in Accounting from Syracuse University and is a certified public accountant.
Mr. Hadeed commented: “I’m honored to be named President of this wonderful company and pleased to be working with Carl to build on the solid foundation that has been established over the previous four years. Our excellent results are due to the continued implementation of our strategic plan. Transcat’s customers in the Process, Utility, Pharmaceutical and Electrical industries have an ongoing need for both our products and calibration service for those products. As President, I expect to expand our presence in these strategically targeted market segments going forward and achieve a level of future performance will result in sustained profitability.”
The Company also announced that John Zimmer, 47, will be joining Transcat, Inc. as Chief Financial Officer and Vice President of Finance, effective June 1, 2006.
Mr. Sassano added: “With over twenty years in financial management, John Zimmer complements Transcat’s seasoned management team. He joins our company as it is continuing to develop its growth prospects in the Distribution Products and Calibration Services. His broadly-based financial expertise, combined with his background in the services and technology sectors, should serve us well as we continue to improve our competitiveness in our market segments.”
Prior to joining Transcat, Mr. Zimmer was Executive Vice President and Chief Financial Officer for E-chx, Inc.; Vice President of Finance and Treasurer, Choice One Communications; Vice President of Finance and Treasurer, ACC Corp.; and Audit Manager, Arthur Anderson. He holds a B.S. and a M.B.A. in Accounting from the State University of New York at Buffalo.
About Transcat, Inc.
Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.
Through the Company’s Calibration Services segment, Transcat offers precise, reliable, fast calibration services through twelve Calibration Centers of Excellence strategically located across the United States and Canada to approximately 8,000 customers. To support the Company’s customers’ calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9001: 2000 and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.
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